Exhibit 23.1
KPMG LLP
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CA, Inc.:
We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.
/s/ KPMG LLP
New York, New York
September 19, 2007